Exhibit 10.59

CAREFUSION CORPORATION

RESTRICTED SHARES TERMS AND CONDITIONS

These Restricted Shares Terms and Conditions (the “Terms”) adjust and restate the terms that apply to the Cardinal Health Restricted Shares (as defined below) for purposes of applying such terms to the restricted shares (the “CareFusion Restricted Shares”) granted to Awardee by CareFusion Corporation (the “Company”) under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”) as a result of the separation of the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) by means of a spin-off of at least 80.1% of the outstanding common stock of the Company to Cardinal Health’s shareholders, effective on August 31, 2009 (the “Spin-Off”). These Terms, together with the RSA Terms (as defined below) and the Plan, shall govern the CareFusion Restricted Shares.

The “Number of Shares” that are covered by the CareFusion Restricted Shares constitute the RSA terms (the “RSA Terms”) and can be found on the website of the Company’s third-party equity plan administrator. The extent to which the CareFusion Restricted Shares shall vest on and after specific dates (the “Vesting Date(s)”), subject in each case to the provisions of these Terms, including those relating to Awardee’s continued employment with Cardinal Health and its Affiliates (collectively, the “Cardinal Group”), is the same as set forth in Awardee’s award agreement (the “Cardinal Health Restricted Share Agreement”) for the restricted share awards granted to Awardee by Cardinal Health (the “Cardinal Health Restricted Shares”) on the date specified in the Cardinal Health Restricted Share Agreement (the “Pre-Spin Grant Date”).

Capitalized terms used in these Terms which are not specifically defined herein will have the meanings ascribed to such terms in the Plan.

1. Transferability. Prior to the applicable vesting of the CareFusion Restricted Shares, Awardee shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the then unvested CareFusion Restricted Shares, except as otherwise provided in paragraph 2 of these Terms.

2. Termination of Employment.

(a) General. Except as set forth below, if a Termination of Employment occurs prior to the vesting of the CareFusion Restricted Shares, such CareFusion Restricted Shares shall be forfeited by Awardee.

(b) Death or Disability. If a Termination of Employment occurs prior to the vesting in full of the CareFusion Restricted Shares by reason of Awardee’s death or Disability, but at least 6 months from the Pre-Spin Grant Date, then the restrictions with respect to any unvested CareFusion Restricted Shares shall immediately lapse and such CareFusion Restricted Shares shall vest in full and shall not be forfeited.

(c) Retirement. If a Termination of Employment occurs prior to the vesting in full of the CareFusion Restricted Shares by reason of the Awardee’s Retirement, but at least 6 months from the Pre-Spin Grant Date, then a Ratable Portion of each installment of the CareFusion Restricted Shares that would have vested on each future Vesting Date shall immediately vest and not be forfeited. Such Ratable Portion shall, with respect to the applicable installment, be an amount equal to such installment of the CareFusion Restricted Shares scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which shall be the number of days from the Pre-Spin Grant Date through the date of such termination, and the denominator of which shall be the number of days from the Pre-Spin Grant Date through such Vesting Date. For purposes of this Agreement and this Award under the Plan, “Retirement” shall refer to Age 55 Retirement, which means Termination of Employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Cardinal Group (a) after attaining age fifty-five (55), and (b) having at least ten (10) years of continuous service with the Cardinal Group, including service with an Affiliate of Cardinal Health prior to the time that such Affiliate became an Affiliate of Cardinal Health. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

3. Triggering Conduct/Competitor Triggering Conduct.

(a) As used in these Terms, “Triggering Conduct” shall include the following:

(i) for so long as Awardee is an employee of the Cardinal Group and for three (3) years following Termination of Employment, regardless of the reason,

(A) other than in the performance of duties assigned by the Cardinal Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group;

(B) a violation of policies of the Cardinal Group, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee;

(C) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to Awardee’s Termination of Employment;

(D) any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and

(E) breaching any provision of any employment or severance agreement with a member of the Cardinal Group; and

(ii) for three (3) years following the effective time of the Spin-Off,

(A) other than in the performance of duties assigned by the Cardinal Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group;

(B) other than in the performance of duties assigned by the Cardinal Group, directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to the effective time of the Spin-Off; and

(C) other than in the performance of duties assigned by the Cardinal Group, any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee.

For purposes of these Terms, “CareFusion Group” means the Company and any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(b) As used in these Terms, “Competitor Triggering Conduct” shall include:

(i) during Awardee’s employment or within one (1) year following Awardee’s Termination of Employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the Cardinal Group (a “ Cardinal Competitor”), including, but not limited to, employment or another business relationship with any Cardinal Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the Cardinal Group and such information would aid the Cardinal Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur; and

(ii) within one (1) year following the effective time of the Spin-Off, other than in the performance of duties assigned by the Cardinal Group accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “ CareFusion Competitor”), including, but not limited to, employment or another business relationship with any CareFusion Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the businesses that comprised the CareFusion Group prior to the effective time of the Spin-Off and such information would aid the CareFusion Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur.

4. Special Forfeiture/Repayment Rules. Awardee agrees not to engage in Triggering Conduct during the applicable time periods set forth in paragraph 3 hereof. If Awardee engages in Triggering Conduct or Competitor Triggering Conduct during the applicable time periods set forth in paragraph 3, then:

(a) the CareFusion Restricted Shares that have not yet vested shall immediately and automatically terminate, be forfeited, and shall cease to exist; and

(b) Awardee shall, within thirty (30) days following written notice from the Company, pay to the Company an amount equal to (i) the aggregate gross gain realized or obtained by Awardee resulting from the vesting of all CareFusion Restricted Shares, measured as of the date of vesting (i.e., the market value of the CareFusion Restricted Shares on the date of vesting), that have already vested at any time within three (3) years prior to the Triggering Conduct (the “Look-Back Period”), minus (ii) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one (1) year prior to Awardee’s Termination of Employment (or, in the case of Competitor Triggering Conduct as defined in paragraph 3(b)(ii), one (1) year prior to the effective time of the Spin-Off), but include any period between the time of Termination of Employment or the effective time of the Spin-Off, as applicable, and engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this paragraph 4 if and only if the Administrator (or its duly appointed designee) and a duly authorized representative of Cardinal Health determine, in writing and in their sole discretion, that such action is in the best interests of both Cardinal Health and the Company. Nothing in this paragraph 4 constitutes a so-called “noncompete” covenant. This paragraph 4 does, however, prohibit certain conduct while Awardee is associated with either the Cardinal Group or the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by these Terms under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Cardinal Competitor or a CareFusion Competitor. Awardee agrees to provide the Company with at least ten (10) days’ written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Cardinal Competitor or a CareFusion Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 4 and Awardee’s continuing obligations contained herein. No provisions of these Terms shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in these Terms, the provisions of these Terms shall take precedence and such other inconsistent provisions shall be null and void. Awardee has acknowledged and agreed that these restrictions are for the benefit of Cardinal Health in consideration of Awardee’s receipt of the Cardinal Health Restricted Shares, in consideration of employment, in consideration of exposing Awardee to Cardinal Health’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee has further acknowledged that the receipt of the Cardinal Health Restricted Shares and the execution of the Cardinal Health Restricted Share Agreements were voluntary actions on the part of Awardee and that Cardinal Health would have been unwilling to provide the Cardinal Health Restricted Shares to Awardee without including the restrictions and covenants of Awardee set forth above. Further, Awardee and Cardinal Health have agreed and acknowledged that the provisions contained in paragraphs 3 and 4 are ancillary to, or part of, an otherwise enforceable agreement at the time the Cardinal Health Restricted Share Agreements were made.

5. Change of Control. Notwithstanding anything herein to the contrary, (a) in the event a Change of Control occurs (i.e., a Change of Control occurs with respect to the Company), then the provisions of Section 16(b) of the Plan shall not apply and the CareFusion Restricted Shares shall continue to vest in accordance with the terms set forth herein and (b) in the event a “change of control” (as defined in the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated effective as of November 5, 2008, occurs with respect to Cardinal Health, on the date that such “change of control” occurs, the restrictions applicable to any unvested CareFusion Restricted Shares shall lapse and the Award shall be fully vested.

6. Right of Set-Off. By having accepted the Cardinal Health Restricted Shares, Awardee has agreed that (a) any amounts Awardee owes from time to time to any member of the Cardinal Group with respect to the CareFusion Restricted Shares may be deducted from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) and (b) any amounts Awardee owes from time to time to any member of the CareFusion Group with respect to the CareFusion Restricted Shares may be deducted from, and set-off against, any amounts owed to Awardee by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits).

7. Stockholder Rights and Restrictions. Except with regard to the disposition of the CareFusion Restricted Shares and the receipt of dividends, Awardee will generally have all of the rights of a stockholder with respect to the CareFusion Restricted Shares from the effective time of the Spin-Off, including, without limitation, the right to vote such CareFusion Restricted Shares, but subject to the restrictions set forth in these Terms or in the Plan. Dividends with respect to the CareFusion Restricted Shares shall be accrued until the applicable Vesting Date and paid thereon (subject to the same vesting requirements as the underlying CareFusion Restricted Shares). Any additional Shares which Awardee may become entitled to receive by virtue of a merger or reorganization in which Cardinal Health is the surviving corporation or any other change in capital structure shall be subject to the same vesting requirements and restrictions set forth above.

8. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the CareFusion Restricted Shares, regardless of any action the Company or Cardinal Health takes with respect to any tax withholding obligations that arise in connection with the CareFusion Restricted Shares. Neither the Company nor Cardinal Health makes any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the CareFusion Restricted Shares or the subsequent sale of the CareFusion Restricted Shares. The Company does not commit and is under no obligation to structure the CareFusion Restricted Shares to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the CareFusion Restricted Shares (e.g., vesting) that the Company or Cardinal Health determines may result in any domestic or foreign tax withholding obligations, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligations in a manner acceptable to the Company and Cardinal Health. By accepting the grant of Cardinal Health Restricted Shares, Awardee has authorized the Company and Cardinal Health to withhold on Awardee’s behalf the number of CareFusion Restricted Shares when the CareFusion Restricted Shares become vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of shares, the amount withheld shall not exceed the minimum required by Applicable Law and regulations.

9. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. The CareFusion Restricted Shares are governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. Awardee has agreed that the laws of the State of Ohio bear a substantial relationship to the Cardinal

Health Restricted Shares and that the benefits granted therein, and thus the CareFusion Restricted Shares and the benefits granted thereunder, would not be granted without their governance by the laws of the State of Ohio. In addition, all legal actions or proceedings relevant to the CareFusion Restricted Shares will be brought exclusively in state or federal courts located in Franklin County, Ohio, and Awardee has consented to the personal jurisdiction of such courts. Awardee has acknowledged that the terms relating to Triggering Conduct, Competitor Triggering Conduct and special forfeiture and repayment rules set forth above are reasonable in nature, are fundamental for the protection of legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such terms. In the event of any violation by Awardee of any such covenants, immediate and irreparable injury for which there is no adequate remedy at law will result. In the event of any violation or attempted violations of these restrictions and covenants, the Cardinal Group or the CareFusion Group, as the case may be, will be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, waiving any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the Cardinal Group or CareFusion Group, as the case may be, hereunder or by law. In the event that it becomes necessary for the Cardinal Group or CareFusion Group to institute legal proceedings under Awardee’s CareFusion Restricted Shares, Awardee will be responsible for all costs and reasonable legal fees with regard to such proceedings. Any term relating to the CareFusion Restricted Shares which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such term, without invalidating or rendering unenforceable the remaining terms.

10. Action by the Administrator. The interpretation of these Terms shall rest exclusively and completely within the sole discretion of the Administrator. Awardee shall be bound by the decisions of the Administrator with regard to the interpretation of these Terms and with regard to any and all matters set forth in these Terms. The Administrator may delegate its functions under these Terms to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. Awardee shall not have any right to be heard or to appear before the Administrator or its designee and any decision of the Administrator or its designee relating to these Terms, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

11. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the CareFusion Restricted Shares or future Awards that may be granted under the Plan by electronic means. Awardee has consented to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share grants and the execution of restricted share agreements through electronic signature.

12. Notices. All notices, requests, consents and other communications by Awardee to the Company with respect to the CareFusion Restricted Shares are to be delivered to the Company in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

Attention:	Compensation and Benefits Administrator
Facsimile:	858-617-2300

All notices, requests consents and other communications by the Company to Awardee with respect to the CareFusion Restricted Shares to be delivered to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.

14. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee of Cardinal Health or the Board of Directors of Cardinal Health or that was approved in writing by an officer of Cardinal Health pursuant to delegated authority of the Human Resources and Compensation Committee of Cardinal Health provides for greater benefits to Awardee with respect to vesting of all or a portion of the Cardinal Health Restricted Shares on Termination of Employment than provided in these Terms or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Cardinal Health Restricted Shares on Termination of Employment by reason of such specified events shall supersede the terms hereof in respect of all or a comparable portion of the CareFusion Restricted Shares to the extent permitted by the terms of the Plan.